UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2010

THE WESTERN UNION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32903	20-4531180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 East Belford Avenue Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (866) 405-5012

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On October 7, 2010, Western Union Financial Services GmbH (“Western Union Austria”), a subsidiary of The Western Union Company (the “Company”), the Company and Hikmet Ersek, President and Chief Executive Officer of the Company, entered into a First Amendment to Employment Contract and Expatriate Letter Agreement (the “Amendment”) amending certain terms of the Employment Contract entered into between Western Union Austria and Mr. Ersek (the “Employment Contract”) and the Expatriate Letter Agreement (the “Expatriate Agreement”) entered into between Western Union Austria, the Company and Mr. Ersek, each dated as of November 9, 2009 (the Employment Contract and the Expatriate Agreement are collectively referred to herein as the “Employment Agreement”). The Amendment is effective as of September 1, 2010, to reflect the previously announced appointment of Mr. Ersek as President and Chief Executive Officer of the Company, which became effective on that date.

The terms of the Amendment (i) reflect Mr. Ersek’s new position of President and Chief Executive Officer and the continuation of the term of the Employment Agreement from September 1, 2010, (ii) provide for a new annual base salary of US$900,000 effective as of September 1, 2010, subject to merit increases, and (iii) clarify that the Expatriate Agreement package continues as agreed to by the parties at the time Mr. Ersek accepted the position of Chief Operating Officer through the final termination date originally contemplated by the parties, December 31, 2011, at which time Mr. Ersek will cease to be entitled to any of the benefits available thereunder, even though Mr. Ersek will remain a resident of the United States. All other terms of the Employment Agreement are materially unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WESTERN UNION COMPANY

Dated: October 8, 2010.	By:	/s/ Sarah J. Kilgore
Name: Sarah J. Kilgore
Title: Assistant Secretary

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